Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
LCC International, Inc.
7925 Jones Branch Drive
McLean, Virginia 22102

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 11, 2002, with respect to the consolidated balance sheets of LCC International, Inc. and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2001, and related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of LCC International, Inc.

/s/ KPMG LLP

KPMG LLP

McLean, Virginia
August   8, 2002